OPTION AGREEMENT

          THIS AGREEMENT is made this 8th day of May, 2001, between RAPTOR MASTER, L.L.C., an Oklahoma limited liability company ("Raptor"), having a notice address at 1141 N. Robinson, Suite 300, Oklahoma City, Oklahoma 73102 and CLIMATE MASTER, INC., a Delaware corporation ("CMI"), having a notice address at 16 South Pennsylvania, P.O. Box 754, Oklahoma City, Oklahoma 73101.

W I T N E S S E T H:

           1.  Purchase Option. Raptor, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby grant to CMI on the terms hereafter stated, the irrevocable right and option to purchase (the "Purchase Option") the fee simple title to the property described on Exhibit A hereto (hereafter collectively called the "Property").

               1.1  Real Property. All of the real property (the "Real Property") described on Schedule 1 attached hereto, together with the manufacturing warehouse and office facility located thereon, containing approximately 230,000 square feet of gross area, together with improvements, fixtures, walkways, parking areas and other items of real property located thereon (collectively the "Building").

               1.2  Tangible Personal Property. All tangible personal property located on the Real Property which is owned by Raptor and used in the ownership, operation, management and maintenance of the Building and Real Property.

               1.3  Intangible Personal Property. All intangible personal property owned by Raptor and used in the ownership, operation and maintenance of the Building and the Real Property, including, without limitation, all contract rights, documents of title, general intangibles and business records pertaining to the Building and the Real Property, excluding therefrom only: cash on hand and in bank accounts held by Raptor.

          2.  Exercise of Option. The Purchase Option hereby granted to CMI may be exercised by CMI by service to Raptor of written notice of such exercise at any time during the primary term of that certain Amended and Restated Lease of even date herewith between Raptor as landlord and CMI as tenant covering the Real Property and Building.

          3.  Purchase Price. If CMI elects to exercise the Purchase Option hereby granted, CMI agrees at closing to pay to Raptor a purchase price of $40,000 if this Purchase Option is exercised by May ___, 2002, $80,000 if exercised by May ___, 2003, $120,000 if exercised by May ___, 2004, $160,000 if exercised by May ___, 2005, and $200,000 if exercised thereafter during the term of this Option. As additional consideration to Raptor for the Purchase Option, CMI agrees: (a) to assume Raptor's obligations under the Lease Agreement arising subsequent to the Closing Date and to assume Raptor's obligations under the First Fee Mortgage and obtain the full release of Raptor under the First Fee Mortgage (as defined in Schedule 1 hereto); (b) to indemnify and hold Raptor harmless from all loss, cost and expense incurred in connection with such obligations assumed by CMI under (a) above of this section; and (c) to execute such additional documents as might reasonably be required by Raptor to further evidence such assumption and indemnification.

          4.  Option Consideration. In consideration of the grant of the option in this Agreement, CMI shall pay to Raptor $40,000 on the ___ day of November, 2001, and $40,000 on the ___ day of each sixth month thereafter during the term of this Option but only insofar as payments are made by Raptor, or properly set off, under that certain promissory note, endorsed to CMI, dated May ___, 2001, with Raptor as maker and Prime Financial Corporation as holder.

          5.  Title. Raptor will deliver the following items to CMI at the times hereafter specified:

               5.1  Title Commitment. Within thirty (30) days after the date of CMI's exercise of the Purchase Option, Raptor will furnish to CMI a current commitment (the "Title Commitment") for issuance of an ALTA Form B Owner's Title Insurance Policy covering the Property (the "Title Policy") in an amount equal to the sum of the purchase price of the Property described in paragraph 3, plus the face amounts of the First Fee Mortgage, issued and reinsured or coinsured by title insurance companies designated by Raptor (collectively hereafter called the "Title Company") subject to reasonable approval by CMI, showing good and marketable, fee simple title to the Property to be vested in Raptor, free and clear of any and all liens, encumbrances and mortgages (except the First Fee Mortgage), subject only to those exceptions to title as previously approved by CMI and to any existing easements, rights-of-way, restrictions and covenants of record that do not adversely materially affect CMI's permitted use of the Property (the "Approved Title Exceptions").

               5.2  Title Defects. If the Title Commitment sets forth exceptions other than the Approved Title Exceptions and other than the standard printed exceptions contained in the Title Commitment, CMI will have fifteen (15) days after delivery of the Title Commitment to furnish to Raptor a written report specifying any objections to such exceptions and Raptor will thereafter have forty-five (45) days after the date of delivery of such written notification to cure such defects or to obtain a revised Title Commitment from which the objectionable exceptions have been removed. No matter will be construed as, or constitute, a title defect so long as the same is not so construed under the Real Estate Title Examination Standards of the Oklahoma Bar Association. In the event that the Title Commitment contains at the expiration of the above described forty-five (45) day period an exception other than the Approved Title Exceptions or the standard printed exceptions, then CMI will be entitled, at its sole option, to either: (i) waive such exception to title, or (ii) to exercise any and all other rights or remedies against Raptor to which CMI may be entitled at law or in equity.

               5.3  Title Policy. Raptor's sole obligation with respect to the status of title to the Property is to have on the date of this Agreement, during the term hereof and on the Closing Date good and marketable, fee simple title to the Property, free and clear of any and all liens, encumbrances and mortgages (except the First Fee Mortgage) subject to the Approved Title Exceptions, and furnish the Title Commitment in the manner required under paragraphs 4.1 and 4.2 and all costs and premiums relating to the issuance of the Title Commitment and the Title Policy will be borne by CMI.

          6.  Closing. Raptor and CMI agree that the purchase will be consummated as follows:

               6.1  Closing Date. The sale of the Property will be consummated on or before thirty (30) days after the date of satisfaction of Raptor's obligations with respect to title; the parties agree in good faith to try to consummate the sale of the Property in no event later than sixty (60) days after the date CMI gives written notice of its exercise of the Purchase Option granted hereby. The exact time and place of closing to be designated by CMI, subject to the reasonable approval of Raptor (the "Closing Date").

               6.2  Raptor's Deliveries. At closing, Raptor will deliver or cause to be delivered to CMI the following items (all documents will be duly executed and acknowledged where required): (a) a general warranty deed conveying the Real Property to CMI; (b) a bill of sale and assignment conveying all of the tangible and intangible personal property to CMI; (c) a certificate reasonably setting forth an inventory of personal property and a listing of accounts payable and contracts relating to the Property; and (d) such additional documents as might be reasonably required by CMI to consummate the sale of the Property to CMI. All such documents shall be in form and content reasonably satisfactory to CMI.

               6.3  CMI's Deliveries. As closing, CMI will deliver or cause to be delivered to Raptor the following items (all documents will be duly executed and acknowledged where required): (a) the purchase price of the Property, in certified funds; (b) an appropriate Oklahoma sales tax return; and (c) such additional documents as might be reasonably required by Raptor to consummate the sale of the Property to CMI. All such documents shall be in form and content reasonably satisfactory to Raptor.

               6.4  Closing Costs. Raptor will pay the following closing costs: (a) Raptor's attorneys' fees; and (b) the expenses, including recording costs applicable thereto, relating to the satisfaction of any objections to title made in accordance with paragraph 4.2 above. CMI will pay all other closing costs, including without limitation: (a) CMI's attorneys' fees; (b) all recording fees or costs, except those recording costs relating to the satisfaction of any objections to title made in accordance with paragraph 4.2 above; (c) the cost of documentary stamps to be affixed to the general warranty deed conveying the Property to CMI; (d) any premium charge or expense related to the issuance of the Title Commitment or the Title Policy; and (e) any escrow or closing fees charged with respect to the closing of this transaction.

               6.5  Closing Memorandum. On the Closing Date the parties agree to execute and deliver a memorandum of closing to acknowledge delivery and acceptance of the items required by this paragraph and the status of performance of the other provisions of this Agreement.

          7.  Adjustments and Prorations. All receipts and disbursements of the property will be prorated on the Closing Date and the purchase price will be adjusted on the following basis :

               7.1  Rents. All rents payable or receivable from the tenant of the Building prior to the Closing Date will be paid to Raptor; rents payable or receivable subsequent to the Closing Date and thereafter will be paid to

CMI. Any rents received by CMI after the Closing Date that were payable or receivable prior to the Closing Date will be paid to Raptor.

               7.2  Accounts Payable. All sums due for accounts payable which were owing or incurred by Raptor prior to the Closing Date with respect to the structural maintenance of the Building, the Building's roof and other obligations of Raptor as Landlord under the Lease Agreement will be paid by Raptor and Raptor agrees to indemnify and hold CMI harmless with respect thereto. CMI will furnish to Raptor for payment any such bills for which prior period received after the Closing Date and MCI will have no further obligation with respect thereto. All other accounts payable with respect to maintenance of the Building will be paid by CMI and CMI agrees to indemnify and hold Raptor harmless with respect thereto.

               7.3  Property Taxes. All real and personal property ad valorem taxes and installments of special assessments, if any, will be paid by Raptor.

               7.4  Utility Charges. All utility charges will be paid by CMI. All utility security deposits, if any, will be retained by the party originally funding those deposits.

          8.  Project Condition. Except as Raptor is otherwise obligated under the Lease Agreement or this Agreement, it is understood that Raptor has not made hereunder and will not be obligated to make any representation or warranty as to the condition or state of repair of the Building and Improvements on the Property and has not hereunder made and will not be obligated to make any agreement to alter, repair or improve the Building and Improvements on the Property. Except as Raptor is otherwise obligated under the Lease Agreement or this Agreement, the sole obligation of Raptor on the Closing Date will be to deliver to CMI: (i) good and marketable, fee simple title to the Property, free and clear of any and all liens, encumbrances and mortgages (except the First Fee Mortgage), subject to the Approved Title Exceptions; and (ii) possession of the Property in substantially the same condition (normal wear and tear and insured casualty loss excepted) as existed on the date of CMI's exercise of the Purchase Option and CMI agrees to accept possession of the Property on the Closing Date in an "AS IS" condition "WITH ALL FAULTS".

          9.  Defaults; Remedies. The events of default by Raptor under this Agreement will include: (a) the failure to comply with any term of this Agreement to be observed and performed by Raptor; and (b) the failure to perform and failure by Raptor to cure within the times provided, of any of Raptor's obligations under that certain lease agreement (the "Lease Agreement") between Raptor and CMI of even date herewith and default thereunder will further constitute an event of default under this Agreement. The events of default by CMI under this Agreement will include: (a) the failure to comply with any term of this Agreement to be observed or performed by CMI; and (b) the occurrence, and failure by CMI to cure within the times provided, of any of the events specified at subparagraphs (a) through (g) as provided under Section 15 of the Lease Agreement. In the event either party fails to perform such party's respective obligations hereunder (except as excused by the other party's default), the party claiming default shall make written demand for performance. If the defaulting party fails to comply with such written demand within ten (10) days after receipt thereof, the non-defaulting party will have the option either to waive such default or to seek any right or remedy to which the non-defaulting party may be entitled at law or in equity.

          10.  Subordination. Subject to the terms of the Lease Agreement, the Purchase Option hereby granted shall be and is hereby made subject and subordinate to the First Fee Mortgage.

          11.  Assignment. The rights of CMI hereunder cannot be assigned in whole or in part without the contemporaneous assignment by CMI to the same entity of CMI's leasehold estate under the Lease Agreement in accordance with the requirements of Section 9.1 thereunder.

          12.  Representations. Raptor hereby represents, warrants and covenants to CMI that Raptor has and during the term of this Agreement will at all times have good and marketable, fee simple title in and to the Property, free and clear of any and all liens, encumbrances and mortgages (except the First Fee Mortgage) and subject only to those exceptions to title as previously approved in writing by CMI (whether pursuant to Section 16.2.3 of the Lease Agreement or otherwise) and to any existing easements, rights-of-way, restrictions and covenants of record that do not adversely materially affect CMI's permitted use of the Property.

          13.  Miscellaneous.

                13.1  Time. Time is of the essence of this Agreement.

                13.2  Notice. All notices required hereunder will be in writing and served by certified mail, return receipt requested, postage prepaid, at the addresses shown above, until service of proper notice of a change of such address.

               13.3  Amendment. This Agreement will not be altered, waived, amended or extended, except by written agreement signed by Raptor and CMI.

               13.4  Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision of similar terms to such provision as is possible and be legal, valid and enforceable.

               13.5  Binding Effect. Subject to the restrictions set forth herein, the provisions of this Agreement will inure to the benefit of and be binding on Raptor and CMI and their respective successors and permitted assigns.

               13.6  Litigation Expense. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other its reasonable attorneys' fees and expenses incidental to such litigation.

               13.7  Other Instruments. On termination, expiration or release of the Purchase Option and within ten (10) days after written request by Raptor, from time to time, CMI agrees to execute such further documents as might be reasonably requested by Raptor to document such termination, expiration or release of the Purchase Option.

               13.8  Governing Law. This Agreement will be construed and enforced according to the internal laws of the State of Oklahoma. All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, will be decided by proceedings in a court of competent jurisdiction in the State of Oklahoma.

          IN WITNESS WHEREOF, the undersigned have executed this instrument on the date first above written.

                                                                                RAPTOR MASTER, L.L.C., an Oklahoma limited
                                                                                liability company

                                                                                By
                                                                                                                                                 Manager

                                                                               CLIMATE MASTER, INC., a Delaware
                                                                               corporation

                                                                                By
                                                                                                                                                President

STATE OF OKLAHOMA      )
                                                 ) ss:
COUNTY OF OKLAHOMA )

          This instrument was acknowledged before me on May ____, 2001, by _____________________ ___________________, as Manager of Raptor Master, L.L.C., an Oklahoma limited liability company.

(Seal)
                                                                                 Notary Public
                                                                                 My Commission Expires:

STATE OF OKLAHOMA      )
                                                 ) ss:
COUNTY OF OKLAHOMA )

          This instrument was acknowledged before me on May ____, 2001, by ___________________
___________________, as President of Climate Master, Inc., a Delaware corporation.

(Seal)
                                                                             Notary Public
                                                                             My Commission Expires:

SCHEDULE 1

First Fee Mortgage is that certain mortgage dated May ___, 2001 between Raptor Master, L.L.C. as mortgagor and Gold Bank covering the property which is the subject of the attached Option, together with the debt secured thereby.